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                                   Exhibit K-4


                                      [Map]

Map of the world, including national borders. The map identifies the location of AES's generating plants (designated by purple triangles), distribution companies (designated by red squares), projects under construction or advanced development (designated by orange circles with orange borders) and pending acquisitions (designated by black squares). In cases where numerous generating plants are located in the same country or region within a country, the multiple plants may be designated by a large purple triangle and footnoted in order to identify the number of generating plants represented by such box.

AES has ninety-six generating plants located in the following countries:

     the United States - fifteen,
     Canada - one,
     Panama - two,
     the Dominican Republic - one,
     Argentina - six,
     Brazil - forty-one,
     the United Kingdom - five,
     the Netherlands - one,
     Hungary - three,
     Pakistan - two,
     India - one,
     Kazakhstan - seven,
     China - eight,
     Australia - three.

AES has ten distribution companies (and expects to achieve financial closing on an eleventh in the Dominican Republic this June) located in the following countries:

     Brazil - four,
     Argentina - three,
     El Salvador - one,
     Georgia - one,
     Kazakhstan - one,
     Dominican Republic - one.
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AES has eighteen projects under construction or advanced development located in the following countries;

     the United States - three,
     Mexico - one,
     Puerto Rico - one,
     Brazil - one,
     Argentina - two,
     the United Kingdom - two,
     Hungary - one,
     Poland - one,
     Egypt - one,
     India - one,
     Sri Lanka - one,
     Bangladesh - two,
     China - one.

AES has one pending acquisition in the United States (CILCORP).